Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2014 THIRD QUARTER RESULTS

DILUTED EPS UP 44% TO $0.36 FROM $0.25

New York, New York, November 10, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2014.

Third Quarter 2014 Compared to Third Quarter 2013:

•	Net sales increased 6.0% to $134.2 million from $126.8 million; at comparable foreign currency exchange rates, net sales increased 5.1%;
•	European-based operations generated sales of $103.4 million, up 5.7% from $98.1 million;
•	Sales by U.S.-based operations were $30.8 million, up 6.9% compared to $28.7 million;
•	Gross margin was 56.1% of net sales, up from 55.2%;
•	S, G & A expense as a percentage of net sales was 42.2% compared to 43.7%;
•	Operating income increased 28% to $18.7 million compared to $14.6 million;
•	Operating margin was 13.9% of net sales compared to 11.6% of net sales;
•	Net income attributable to Inter Parfums, Inc. was $11.1 million compared to $7.9 million; and,
•	Diluted earnings per share were $0.36 compared to $0.25.

Jean Madar, Chairman & CEO of Inter Parfums commented, “New product launches and the continued popularity of many of our established scents produced the 6.0% increase in third quarter sales, especially our three largest. As we reported last month, the successful launch of Jimmy Choo Man and the continued strength of the brand’s signature women’s scent drove the 23% increase in Jimmy Choo brand sales. Montblanc brand sales rose 10% for the quarter and 40% through the first nine months spurred by the rollout of the new men’s line, Emblem, and the staying power of the brand’s Legend fragrances. After a slow start in the first half, Lanvin brand sales increased 9% with the broader distribution of Lanvin Me L’Eau and the perennially strong performance by the brand favorite, Éclat d’Arpège. The introduction of our first Karl Lagerfeld fragrances for men and women added $3.7 million in incremental third quarter sales and $20.9 million for the first nine months.”

Mr. Madar further noted, “Our U.S.-based operations performed well during the third quarter, posting a 7% increase in sales. It is worth noting that the more recent addition of prestige names, including Agent Provocateur, Dunhill and Oscar de la Renta, has been an important sales driver.”

Discussing the more than 14% increase in year-to-date sales of ongoing brands (excluding Burberry brand sales), Mr. Madar stated, “We have seen strength in our business in nearly all geographic markets this year. Net sales of ongoing brands in Western Europe and North America, our two largest markets, were up 17% and 13%, respectively. Sales in Central and South America came in nearly 48% ahead and in the Middle East, they were up 20%. While Asian sales improved modestly through the first three quarters, Eastern Europe, which represents a small portion of our business, was the only down market for the first nine months of this year, primarily reflecting a difficult Russian market and its depreciating currency.”

Mr. Madar concluded by saying, “In the fourth quarter, we will have a sneak preview of our first Shanghai Tang fragrance collection in the Hong Kong namesake store followed by a broader rollout in 2015. Also next year, we have men’s scents launching for Dunhill, Lanvin and Balmain and women’s scents for Montblanc, Van Cleef & Arpels, and Oscar de la Renta, plus a men’s and women’s fragrance duo for Boucheron. While growing our existing business, we are diligently, judiciously and methodically seeking out new brands and related opportunities that could accelerate our growth rate.”

Inter Parfums, Inc. News Release	Page 2
November 10, 2014

Russell Greenberg, Executive Vice President and Chief Financial Officer stated, “Income from operations rose 28% from last year’s third quarter due to several factors. The 90 basis point improvement in gross margin was due to better product mix for our European-based operations and the addition of several prestige brand names to our U.S. brand portfolio. In general, prestige brand fragrances generate a higher gross margin than specialty retail product lines. Selling, general and administrative expenses in the third quarter of 2014 declined 150 basis points to 42.2%, primarily the result of lower promotional spending.”

He went on to say, “Our bottom line also benefitted from foreign currency gains aggregating $1.1 million and a 32% effective tax rate in the current third quarter, as compared to a $100,000 foreign currency loss and a 35% effective tax rate in last year’s third quarter.”

Mr. Greenberg continued, “Our financial position remains very strong. We entered the fourth quarter with $392 million in working capital, including approximately $247 million in cash, cash equivalents and short-term investments, but no long-term debt.”

2014 Guidance

On the subject of guidance, Mr. Greenberg pointed out, “Despite the recent strength of the U.S. dollar versus the Euro, we remain confident in our ability to achieve our 2014 guidance. As previously reported, we are looking for net sales to reach $495 million, which represents nearly 15% growth of our ongoing brands, resulting in net income attributable to Inter Parfums, Inc. in the range of $0.93 to $0.95 per diluted share. Our guidance assumes the dollar remains at current levels and recognizes that a significant portion of our 2014 advertising spend is once again budgeted for the final quarter of the year. Later this month, we will release our initial guidance for 2015.”

Dividend

The Company’s regular quarterly cash dividend of $0.12 per share will be paid on January 15, 2015 to shareholders of record on December 31, 2014.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, November 11, 2014. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, and bebe. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums, Inc. News Release	Page 3
November 10, 2014

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.

You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release constitutes important supplemental measures of operating performance, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
November 10, 2014

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$134,206	$126,753	$374,129	$458,048

Cost of sales	58,878	56,746	161,455	189,791

Gross margin	75,328	70,007	212,674	268,257

Selling, general and administrative expenses	56,647	55,360	163,720	178,735

Income from operations	18,681	14,647	48,954	89,522

Other expenses (income):
Interest expense	554	354	1,402	1,228
(Gain) loss on foreign currency	(1,129)	176	(1,057)	1,158
Interest income	(915)	(1,218)	(2,974)	(3,472)

	(1,490)	(688)	(2,629)	(1,086)

Income before income taxes	20,171	15,335	51,583	90,608

Income taxes	6,407	5,432	18,003	33,242

Net income	13,764	9,903	33,580	57,366

Less: Net income attributable to the noncontrolling interest	2,651	2,049	7,465	14,001

Net income attributable to Inter Parfums, Inc.	$11,113	$7,854	$26,115	$43,365

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.36	$0.26	$0.84	$1.41
Diluted	$0.36	$0.25	$0.84	$1.40

Weighted average number of shares outstanding:
Basic	30,941	30,796	30,927	30,743
Diluted	31,054	30,986	31,060	30,928

Dividends declared per share	$0.12	$0.12	$0.36	$0.36

Inter Parfums, Inc. News Release	Page 5
November 10, 2014

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$50,185	$125,650
Short-term investments	196,619	181,677
Accounts receivable, net	122,217	79,932
Inventories	112,863	117,347
Receivables, other	1,663	2,418
Other current assets	6,194	4,775
Income tax receivable	437	6,435
Deferred tax assets	7,375	7,257
Total current assets	497,553	525,491
Equipment and leasehold improvements, net	9,624	10,444
Trademarks, licenses and other intangible assets, net	103,148	116,243
Other assets	10,106	11,880
Total assets	$620,431	$664,058

LIABILITIES AND EQUITY

Current liabilities:
Loans payable – banks	$239	$6,104
Accounts payable, trade	51,020	56,736
Accrued expenses	42,269	58,333
Income taxes payable	7,889	1,270
Dividends payable	3,713	3,704
Total current liabilities	105,130	126,147
Deferred tax liability	2,319	2,555
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,942,868 and 30,863,421 shares at September 30, 2014 and December 31, 2013, respectively	31	31
Additional paid-in capital	59,123	57,877
Retained earnings	374,516	359,459
Accumulated other comprehensive income (loss)	(4,464)	25,860
Treasury stock, at cost, 9,924,500 and 9,940,977 common shares at September 30, 2014 and December 31, 2013, respectively	(36,266)	(36,016)
Total Inter Parfums, Inc. shareholders’ equity	392,940	407,211
Noncontrolling interest	120,042	128,145
Total equity	512,982	535,356
Total liabilities and equity	$620,431	$664,058